Exhibit 99.1

SYNERGETICS USA, INC.
3845 Corporate Centre Drive
O’Fallon, Missouri 63368
(636) 939-5100
http://www.synergeticsusa.com
Pamela G. Boone, Chief Financial Officer

SYNERGETICS REPORTS FOURTH QUARTER AND FISCAL YEAR 2013 RESULTS

O’FALLON, MO – (October 1, 2013) – Synergetics USA, Inc. (NASDAQ: SURG), a medical device company that designs, manufactures, and markets innovative surgical devices for ophthalmic and neurosurgical applications, today announced results for the fourth quarter and fiscal year ended July 31, 2013.

Fourth Quarter Summary:

•	Total sales were $17.9 million, an increase of 5.9% year-over-year. Total sales increased 9.8% on a sequential basis.
•	OEM sales increased 8.7% and Ophthalmic sales increased 2.9% year-over-year.
•	Domestic sales increased 7.6% and International sales increased 1.2% year-over-year.
•	Disposable product sales increased 5.0% and capital equipment sales increased 11.2%.
•	GAAP EPS was $0.06 versus $0.08 for the comparable period last year.
•	Cash flow from operations was $2.5 million which increased 37.1% sequentially.

Fiscal Year Summary:

•	Total sales were $62.8 million, up 4.6% year-over-year.
•	OEM sales increased 10.4% and Ophthalmic sales increased 0.6% year-over-year.
•	Domestic sales increased 5.5% and International sales increased 2.1% year-over-year.
•	GAAP EPS was $0.10 versus $0.22 for the comparable period last year.
•	Non-GAAP EPS was $0.16 versus $0.25 in fiscal year 2012.

“We were pleased with our fourth quarter revenue performance, particularly in the U.S., where we saw improving trends in our ophthalmic sales of both new and base business products. Commercialization of the VersaVITTM system remains on-track as we continue to establish a solid installed base. Fourth quarter results also benefitted from strong demand from our OEM partners,” said David M. Hable, the Company’s President and Chief Executive Officer. “Our international results were softer than anticipated, driven by ongoing weakness in our base business and lower contributions from emerging markets compared to last year. The recent acquisition of our U.K. distribution partner, M.I.S.S. Ophthalmics, contributed modestly to international revenues in the period, and we look forward to incremental contributions in fiscal 2014.”

“Our prospects for improving growth trends remain bright; we have strong relationships with our OEM partners, with expectations for growing volumes next year. Looking ahead, we expect our ophthalmic business to continue to benefit from the growing contributions from the commercialization of the VersaVITTM system and the associated sales of disposable products as utilization of the installed base increases. We remain focused on leveraging our sales growth into improving margin performance to drive long term earnings performance and shareholder returns.”

Fourth Quarter Results

Fourth quarter of fiscal 2013 sales totaled $17.9 million, an increase of 5.9%, compared to sales of $16.9 million in the fourth quarter of fiscal 2012. Fourth quarter sales performance was driven primarily by an 8.7% increase in OEM sales and by a 2.9% increase in Ophthalmic sales. Other revenues increased 42.2% year-over-year to $268,400.

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•	Total Domestic sales increased 7.6% to $13.3 million in the fourth quarter of fiscal 2013, driven primarily by higher OEM sales and by growth in Domestic Ophthalmic sales year-over-year. International sales of $4.5 million this quarter increased 1.2% year-over-year primarily due to increased sales of VersaVITTM vitrectomy systems and procedural kits and contributions from additional sales from distributors in the U.K. and Canada offsetting lower sales in emerging markets compared to last year.

•	Total Ophthalmic sales increased 2.9% to $9.4 million, compared with $9.2 million in the fourth quarter of fiscal 2012. Domestic Ophthalmic sales increased 4.4% primarily due to increased sales of VersaVITTM vitrectomy systems and procedural kits. International Ophthalmic sales increased 1.3% year-over-year primarily due to additional sales from distributors in Canada and the U.K. and increased sales of VersaVITTM vitrectomy systems and procedural kits. Excluding the contributions from the acquisition of our U.K. distributor, M.I.S.S. Ophthalmics, in the period, International Ophthalmic sales were flat year-over-year.

•	Total OEM sales increased 8.7% to $8.2 million, compared with $7.5 million in the fourth quarter of fiscal 2012. OEM sales include sales to our marketing partners. The increase in OEM sales benefited primarily from strong disposable forceps and electrosurgical generator sales to Codman & Shurtleff, Inc. (“Codman”) and Stryker Corporation (“Stryker”) which offset the loss of approximately $0.7 million from Mobius Therapeutics, LLC sales in the fourth quarter of 2013. Product sales to our two major customers, Codman and Stryker, increased 21.1%.

•	Disposable product sales totaled $14.4 million, an increase of 5.0% compared with sales of $13.8 million in the fourth quarter of fiscal 2012. Capital equipment sales totaled $3.1 million in the fourth quarter of fiscal 2013 compared with $2.8 million in the fourth quarter of fiscal 2012, an increase of 11.2% year-over-year.

Gross profit for the fourth quarter of fiscal 2013 totaled $9.7 million, or 54.2% of sales, compared with $9.8 million, or 58.2% of sales, in the fourth quarter of fiscal 2012. Year-over-year gross margin performance was impacted by product mix including the mix of products within our ophthalmology product line and the mix of OEM sales in fiscal 2013 and the impacts of foreign currency.

Total operating expenses increased 9.0% year-over-year to $7.5 million, or 41.9% of sales, in the fourth quarter of fiscal 2013 from $6.9 million, or 40.7% of sales, in the comparable period. Research and development expenses declined 2.6% and comprised 5.5% of sales compared to 6.0% last year. Sales and marketing expenses increased 13.5% and were 19.3% of sales compared to 18.0% last year. General and administrative expenses rose 3.9%, representing 16.4% of sales compared to 16.7% last year. The increase in selling and marketing expenses was largely due to investments in VersaVitTM commercialization, and the increase in G&A expense was primarily driven by costs associated with our acquisition of M.I.S.S. Ophthalmics in the period. Fourth quarter of fiscal 2013 operating expenses were impacted by the medical device excise tax of $129,000, or 0.7% of sales, which the Company began paying in January 2013 and did not impact results in the prior year period.

Reported operating income for the fourth quarter of fiscal 2013 declined 25.6% to $2.2 million, compared with $2.9 million last year. Operating income was negatively impacted by growth in operating expenses largely due to investments in VersaVITTM commercialization, and by higher cost of goods sold compared to the fourth quarter of fiscal 2012.

Reported net income declined 25.9% year-over-year to $1.4 million, or $0.06 per diluted share, from $1.9 million, or $0.08 per diluted share, for the same period of fiscal 2012. The Company’s cash flow from operating activity was $2.5 million, an increase of 358.3% year-over-year from $0.5 million in the prior year fourth quarter. Earnings before interest, taxes, depreciation and amortization, or EBITDA, totaled $2.6 million in the fourth quarter of fiscal 2013, down 18.8% from EBITDA of $3.3 million in the prior year fourth quarter.

Refer to the tables at the end of this release for a reconciliation of GAAP net income to EBITDA,GAAP operating income to adjusted operating income and GAAP diluted earnings per share to adjusted non-GAAP earnings per share and the “Use of Non-GAAP Financial Information” section below.

Fiscal Year Results and Balance Sheet

Total sales for fiscal year 2013 increased 4.6% to $62.8 million, compared with $60.0 million in the same period last year. Income from continuing operations for fiscal year 2013 declined 57.1% to $2.6 million, or $0.10 per diluted share, compared to $6.0 million, or $0.24 per diluted share, in fiscal year 2012. Net income for fiscal year 2013 declined 54.2% to $2.6 million, or $0.10 per diluted share, versus $5.6 million, or $0.22 per diluted share, in fiscal year 2012. Reported net income per diluted share in fiscal year 2013 includes approximately $0.06 resulting from an excess inventory write-down in the period, as compared to $0.01 resulting from an obsolete inventory write-down in fiscal year 2012. Excluding the impacts of the inventory write-downs, income from operations for fiscal year 2013 declined 36% to $0.16 per diluted share, versus $0.25 per diluted share in fiscal year 2012, primarily due to our investment in new product launches. These results exclude the loss from discontinued operations of approximately $382,000, or $0.02 per diluted share, related to the completion of the sale of assets from our plastic injection molding business and approximately $367,000, or $0.01 per diluted share, from an inventory write-down in fiscal year 2012.

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As of July 31, 2013, the Company had approximately $12.5 million in cash on its balance sheet and no debt compared with $12.7 million in cash and no debt at the end of fiscal 2012.

Conference Call Information

Synergetics USA, Inc. will host a conference call on Tuesday, October 1, 2013 at 4:00 p.m. Central Time (5:00 p.m. Eastern) to review the Company’s results for the fiscal fourth quarter and fiscal year ended July 31, 2013. The toll free dial-in number to participate live on this call is (800) 588-4973, confirmation code 35678823. For callers outside the U.S., the number is (847) 230-5643. The conference call will also be available live via webcast at http://www.synergeticsusa.com. A replay will be available on the Company’s website for approximately 30 days.

About Synergetics USA, Inc.

Through continuous improvement and development of our people, our mission is to design, manufacture and market innovative surgical devices, capital equipment, accessories and disposables of the highest quality in order to assist and enable surgeons who perform surgery around the world to provide a better quality of life for their patients.

Synergetics USA, Inc. (the “Company”) is a leading supplier of precision surgical devices. The Company’s primary focus is on the disciplines of ophthalmology and neurosurgery. Our distribution channels include a combination of direct and independent sales distributor organizations, both domestically and internationally, and important strategic alliances with market leaders. The Company’s product lines focus upon precision engineered, disposable and reusable devices, surgical equipment, procedural kits and the delivery of various energy modalities for the performance of surgery including: (i) laser energy, (ii) ultrasonic energy, (iii) radio frequency energy for electrosurgery and lesion generation and (iv) visible light energy for illumination, and where applicable, simultaneous infusion (irrigation) of fluids into the operative field. The Company’s website address is http://www.synergeticsusa.com.

Use of Non-GAAP Financial Information

The Company measures its performance primarily through its operating profit. In addition to results reported in accordance with GAAP, the Company provides adjusted operating income and margin, EBITDA and adjusted diluted earnings per share. These adjusted amounts consist of GAAP amounts excluding the following adjustment to the extent occurring during the period: inventory write-downs and disposition charges. Adjusted earnings per diluted share were calculated by dividing adjusted net income for diluted earnings per share by diluted weighted average shares outstanding. The Company believes that the presentation of adjusted operating income and margin, EBITDA and adjusted diluted earnings per share provides important supplemental information to management and investors seeking to understand the financial and business trends relating to our financial condition and results of operations.

These non-GAAP measures are considered by the Company’s Board of Directors and management as a basis for measuring and evaluating the Company’s overall operating performance and ability to service debt. They are presented to enhance an understanding of the Company’s operating results and are not intended to represent cash flow or results of operations.

These non-GAAP measures are not in accordance with, or an alternative to, measures prepared in accordance with GAAP and may be different from non-GAAP measures used by other companies. In addition, these non-GAAP measures are not based on any comprehensive set of accounting rules or principles. Non-GAAP measures have limitations in that they do not reflect all of the amounts associated with the Company’s results of operations as determined in accordance with GAAP. These measures should only be used to evaluate the Company’s results of operations in conjunction with the corresponding GAAP measures.

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Forward-Looking Statements

Some statements in this release may be “forward-looking statements” for the purposes of the Private Securities Litigation Reform Act of 1995. In some cases forward-looking statements can be identified by words such as “believe,” “expect,” “anticipate,” “plan,” “potential,” “continue” or similar expressions. Such forward-looking statements include risks and uncertainties, and there are important factors that could cause actual results to differ materially from those expressed or implied by such forward-looking statements. These factors, risks and uncertainties are discussed in the Company’s Annual Report on Form 10-K for the year ended July 31, 2013, as amended, as updated from time to time in our filings with the Securities and Exchange Commission. The Company is not responsible for updating the information contained in this press release beyond the published date, or for changes made to this document by wire services or Internet services.

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Synergetics USA, Inc. and Subsidiaries
Consolidated Statements of Income and Comprehensive Income
Three and Twelve Months Ended July 31, 2013, and 2012
(Dollars in thousands, except share and per share data)

	Three Months Ended July 31, 2013	Three Months Ended July 31, 2012	Twelve Months Ended July 31, 2013	Twelve Months Ended July 31, 2012
Net sales	$17,857	$16,861	$62,796	$60,014
Cost of sales	8,181	7,052	30,425	24,495
Gross profit	9,676	9,809	32,371	34,519
Operating expenses
Research and development	983	1,009	3,643	3,642
Sales and marketing	3,438	3,030	13,805	11,881
Medical device excise tax	129	--	289	--
General and administrative	2,933	2,824	10,932	10,515
	7,483	6,863	28,669	26,038
Operating income	2,193	2,946	3,702	8,481
Other income (expenses)
Investment income	13	8	31	40
Interest expense	(2)	--	(9)	(43)
Miscellaneous	--	(4)	(35)	(11)
	11	4	(13)	(14)
Income from continuing operations before provision for income taxes	2,204	2,950	3,689	8,467
Provision for income taxes	765	1,008	1,130	2,499
Income from continuing operations	1,439	1,942	2,559	5,968
Loss from discontinued operations, net of income tax benefit of $--, $--, $-- and $193, respectively	--	--	--	(382)
Net income	$1,439	$1,942	$2,559	$5,586
Earnings per share:
Basic
Income from continuing operations	$0.06	$0.08	$0.10	$0.24
Loss from discontinued operations	--	--	--	(0.02)
Net income	$0.06	$0.08	$0.10	$0.22
Diluted
Income from continuing operations	$0.06	$0.08	$0.10	$0.24
Loss from discontinued operations	--	--	--	(0.02)
Net income	$0.06	$0.08	$0.10	$0.22
Basic weighted average common shares outstanding	25,290,882	25,165,493	25,243,010	25,100,064
Diluted weighted average common shares outstanding	25,367,558	25,293,168	25,337,525	25,256,584
Net income	$1,439	$1,942	$2,559	$5,586
Foreign currency translation adjustment	31	(633)	47	(595)
Comprehensive income	$1,470	$1,309	$2,606	$4,991

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SYNERGETICS USA, INC. AND SUBSIDIARIES
Unaudited Table of Income from Continuing Operations and EBITDA
Three and Twelve Months Ended July 31, 2013, and 2012
(In thousands)

EBITDA Reconciliation	Three Months Ended July 31, 2013	Three Months Ended July 31, 2012
Income from Continuing Operations	$1,439	$1,942
Interest	2	--
Income taxes	765	1,008
Depreciation	267	198
Amortization	176	115
EBITDA	$2,649	$3,263

EBITDA Reconciliation	Twelve Months Ended July 31, 2013	Twelve Months Ended July 31, 2012
Income from Continuing Operations	$2,559	$5,968
Interest	9	43
Income taxes	1,130	2,499
Depreciation	1,123	1,093
Amortization	680	600
EBITDA	$5,501	$10,203

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SYNERGETICS USA, INC. AND SUBSIDIARIES
Unaudited Table of Adjusted Operating Income, Operating Margin and Non-GAAP EPS
Twelve Months Ended July 31, 2013, and 2012
(Dollars in thousands, except per share information)

	Twelve Months Ended
	July 31, 2013	July 31, 2012
Adjusted Operating Income
GAAP operating income	$3,702	$8,481
Inventory write-down	2,092	367
Adjusted operating income	$5,794	$8,848
Net sales	$62,796	$60,014
Adjusted operating margin	9.2%	14.7%
EBITDA	$5,501	$10,203

Non-GAAP EPS Impact
Inventory write-down	$2,092	$367
Effective tax rate	30.6	29.5
Tax effected write-down	$1,452	$259
Diluted weighted average common shares	25,337,525	25,256,584
Diluted earnings per share	$0.06	$0.01

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Synergetics USA, Inc. and Subsidiaries
Consolidated Balance Sheets
As of July 31, 2013 and 2012
(Dollars in thousands, except share data)

	2013	2012
Assets
Current Assets
Cash and cash equivalents	$12,470	$12,680
Accounts receivable, net of allowance for doubtful accounts of $495 and $319, respectively	14,425	11,796
Inventories	14,825	15,679
Income taxes refundable	254	--
Prepaid expenses	996	825
Deferred income taxes	1,827	1,247
Total current assets	44,797	42,227
Property and equipment, net	8,962	9,239
Intangible and other assets
Goodwill	12,155	10,660
Other intangible assets, net	11,715	11,277
Deferred income taxes	3,557	4,088
Patents, net	1,411	1,179
Cash value of life insurance	96	93
Total assets	$82,693	$78,763
Liabilities and stockholders’ equity
Current Liabilities
Accounts payable	$3,237	2,144
Accrued expenses	3,486	2,844
Income taxes payable	--	191
Deferred revenue	1,288	1,288
Total current liabilities	8,011	6,467
Long-Term Liabilities
Deferred revenue	14,530	15,818
Total long-term liabilities	14,530	15,818
Total liabilities	22,541	22,285
Commitments and contingencies
Stockholders’ Equity
Common stock at July 31, 2013 and July 31, 2012, $0.001 par value, 50,000,000 shares authorized; 25,292,960 and 25,160,069 shares issued and outstanding, respectively	25	25
Additional paid-in capital	27,489	26,421
Retained earnings	33,097	30,538
Accumulated other comprehensive loss:
Foreign currency translation adjustment	(459)	(506)
Total stockholders’ equity	60,152	56,478
Total liabilities and stockholders’ equity	$82,693	$78,763

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Synergetics USA Inc. and Subsidiaries
Consolidated Statements of Cash Flows
Twelve Months Ended July 31, 2013 and 2012
(Dollars in thousands)

	Twelve Months Ended July 31, 2013	Twelve Months Ended July 31, 2012
Cash Flows from operating activities
Net income	$2,559	$5,586
Plus: Loss from discontinued operations – net of tax	--	382
Income from continuing operations	2,559	5,968
Adjustments to reconcile net income to net cash provided by (used in) operating activities
Depreciation	1,123	1,093
Amortization	680	600
Provision for doubtful accounts receivable	207	50
Stock-based compensation	931	764
Deferred income taxes	(49)	153
Loss on sale of equipment	35	--
Changes in assets and liabilities
(Increase) decrease in:
Accounts receivable	(2,553)	(843)
Inventories	1,191	(3,695)
Prepaid expenses	(130)	93
Income taxes refundable	(254)	219
(Decrease) increase in:
Accounts payable	845	615
Accrued expenses	603	(183)
Deferred revenue	(1,288)	(1,494)
Income taxes payable	(235)	(5,848)
Net cash provided by (used in) continuing operating activities	3,665	(2,508)
Net cash provided by discontinued operations	--	59
Net cash provided by (used in) operating activities	3,665	(2,449)

Cash Flows from investing activities
Proceeds on the sale of equipment	55	--
Purchase of property and equipment	(550)	(1,809)
Acquisition of patents and other intangibles	(412)	(214)
Acquisitions, less cash acquired	(2,848)	--
Increase in cash value of life insurance	(3)	(11)
Net cash used in continuing investing activities	(3,758)	(2,034)

Cash Flows from financing activities
Payment on debt incurred for acquisition of trademark	--	(313)
Principal payments on long-term debt	--	(740)
Tax benefit associated with the exercise of non-qualified stock options	72	24
Proceeds from the issuance of common stock	65	35
Net cash provided by (used in) financing activities	137	(994)
Foreign exchange rate effect on cash and cash equivalents	(254)	(242)
Net decrease in cash and cash equivalents	(210)	(5,719)
Cash and cash equivalents
Beginning	12,680	18,399
Ending	$12,470	$12,680

Supplemental Disclosures of Cash Flow Information
Cash paid for:
Interest	$9	$63
Income taxes paid	1,568	7,950
Supplemental Schedule of Non-cash Investing and Financing Activity
Purchase of equipment included in accounts payable	120	--

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